Exhibit 10.7

AGREEMENT

Roy Englebrecht

THIS AGREEMENT is made effective as of May 31, 2018 and between, Alliance MMA, Inc. (“Alliance” or the “Company”), with an address at 590 Madison Ave, 21st Floor, New York, New York, 10022 and Roy Englebrecht, with an address of                                                          (the “Promoter”).

RECITALS

WHEREAS, The Promoter and the Company entered into (i) that certain asset purchase agreement and amendment(s) dated June 14, 2017 (“APA”), under which the Company acquired certain assets from the Promoter, all as described in the APA (the “Acquired Assets”);

In connection with the APA, the Promoter and the Company entered into that certain employment agreement dated June 14, 2017 pursuant to which the Promoter operated the promotional business related to the Acquired Assets (“Employment Agreement”);

WHEREAS, the Company and Promoter desire (i) to separate and terminate the Employment Agreement and (ii) return to the Promoter those Acquired Assets currently owned by the Company and terminate the APA.

AGREEMENT

Now, therefore, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

Recitals. The foregoing recitals are hereby incorporated into this Agreement.

Transfer of Acquired Assets. The Company does hereby convey to the Promoter all of its right, title and interest in and to the those Acquired Assets still owned by the Company, which assets are listed on Schedule A hereto.

Liabilities. Buyer is not assuming and shall not be held responsible for nor shall be required to assume or be obligated to pay, discharge or perform, any debts, taxes, adverse claims, obligations or liabilities of the Company of any kind or nature or at any time existing or asserted, whether fixed, contingent or otherwise, whether in connection with the Acquired Assets, the business or otherwise and whether arising before or after the consummation of the transactions contemplated by this Agreement, or bear any cost or charge with respect thereto, including without limitation, any accounts or notes payable, taxes, warranty or personal injury claims accrued prior to the closing, commissions, union contracts, unemployment contracts, profit sharing, retirement, pension, bonus, hospitalization, vacation or other employee benefits or any employment or old-age benefits relating to the employees of the Company. Notwithstanding the foregoing, on the closing date, Promoter shall assume and agrees to timely pay, perform and discharge the following Liabilities of the Company (collectively referred to as the “Assumed Liabilities”):

(a)       all Liabilities and all obligations arising after the closing date under the assumed contracts, other than any Liability arising out of or relating to a breach by Company of any assigned contract that occurred prior to the closing date; and

(b)       all Liabilities or other claims related to the business, that arise from acts performed by Promoter after the closing date or that arise from ownership and operation of the Acquired Assets and business after the closing date.

For purposes of this Agreement, “Liability” means any debt, obligation, duty or liability of any nature (including unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with U.S. GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Warranties. The Company warrants that it has the authority to enter into this Agreement; that it has full and complete title free and clear of any encumbrances or liens; that there are no claims, actions, arbitrations, or investigations now pending or threatened against the Acquired Assets or the business being transferred; that there are no brokers owed any commissions related to this transaction; that all known liabilities, including taxes, have been disclosed; and that all known contracts have been disclosed.

AMMA Shares. Promoter shall concurrently with the execution of this Agreement retain all shares of AMMA common stock currently issued and held in escrow (collectively, the “Shares”) in settlement of all balances due to promoter including but not limited to customer deposits, ticket revenue, and unpaid expense reports. Promoter shall retain any cash already paid to Promoter pursuant to the APA and pay $15,000 to Alliance within 15 days in settlement. The employment of the Promoter terminated effective May 31, 2018 (“Termination Date”). Accordingly, after the Termination Date, the Promoter is no longer an employee of the Company.

Termination of APA. The APA is hereby terminated and neither Company nor Promoter shall have any further rights or obligations thereunder.

Termination of Employment Agreement. The Employment Agreement is hereby terminated and neither Company nor Promoter shall have any further rights or obligations thereunder.

Voting Agreement. The Promoter agrees at the Company’s option to either give Company management a proxy to vote or to directly vote all shares of Company common stock over which Promoter has voting control in favor of any transaction as to which the Company’s Board of Directors recommends approval.

Deposit of Company Funds. The Promoter hereby represents and warrants to the Company that all proceeds from Company related events and activities received by or on behalf of Promoter have been deposited into Company owned bank accounts and the Promoter will continue to pursue collections of any current receivable balance recorded on the Company’s books and records and will deposit those funds into the Company’s bank account.

Cooperation. Promoter shall cooperate with the Company and its auditors and provide such information as the auditors require in connection with the preparation of interim and annual financial statements for the year ended December 31, 2018 and will respond to these requests within 24 hours.

Release of Company. In consideration of the above, the Promoter, including former and current affiliates, officers, directors, partners, shareholders, employees, agents, and attorneys, hereby release and forever discharge the Company and its subsidiaries, former and current officers, directors, partners, members, shareholders, employees, agents, Ivy Equity and attorneys from all actions, causes of action, suits, debts, covenants, contracts, agreements, promises, trespasses, damages, payments, judgments, claims and demands whatsoever, known or unknown, which such persons ever had, now have or hereafter may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement. Nothing in this release shall prevent the enforcement of the provisions of this Settlement Agreement.

Release of Promoter. In consideration of the above, the Company, including its current and former affiliates, subsidiaries, officers, directors, employees, agents and attorneys, hereby release and forever discharge the Promoter and its officers, directors, partners, shareholders, members, employees, agents and attorneys from all actions, causes of action, suits, debts, covenants, contracts, agreements, promises, trespasses, damages, payments, judgments, claims and demands whatsoever, known or unknown, which the such persons ever had, now have or hereafter may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement. Nothing in this release shall prevent the enforcement of the provisions of this Settlement Agreement.

Non-Disparagement. The Parties agree that from this time forward each Party will refrain from making to a third party any defamatory, derogatory, or disparaging statements about the other, or any person or entity associated with or representing the other.

Entire Agreement. The Agreement represents the entire agreement and understanding between the Parties concerning the subject matter of this Agreement and supersedes any and all prior agreements or understandings. No materials outside the body of this Agreement, either written or oral, shall constitute a part of the terms or conditions of this Agreement, except where otherwise stated herein.

Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York. Any disputes or litigation arising out of this Settlement Agreement shall be governed by New York law.

Binding Effect. This Agreement shall be binding on, and shall be enforceable against, and shall inure to the benefit of the Parties to this Agreement and their respective past and present officers, directors, affiliates, member firms, subsidiaries, parents, successors, shareholders, members, partners, general partners, limited partners, principals, participating principals, managing members or other agents, management personnel, attorneys, servants, employees, representatives of any other kind (and any officers, directors, members or shareholders of any of the foregoing which are not natural persons), spouses, estates, executors, estate administrators, heirs, and assigns.

Waiver and Amendment. No provision of or rights under this Settlement Agreement may be waived or modified unless in writing and signed by the Party whose rights are thereby waived or modified. Waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein (whether similar or not), nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided.

Disputes. In case any dispute shall arise under this agreement, the prevailing party shall be entitled to prompt reimbursement of reasonable legal fees incurred in connection with the enforcement of this Agreement.

Confidentiality. The Parties and their respective counsel agree to maintain in the strictest confidence and not disclose to the public, media, or any third parties (except upon order of a court or governmental body, or as required by law or for reporting to their auditors, investors or similarly interested parties under an obligation to maintain confidentiality) the contents and terms of this Agreement

The Parties hereto have executed this Agreement as an instrument under seal as of the date written above.

Alliance MMA, Inc.

/s/ John Price
John Price, CFO, duly authorized

Promotor
/s/ Roy Englebrecht

SCHEDULE A

LIST OF ASSETS

(Roy Englebrecht)

Laptop computer

Printer

Promotion equipment (including MMA cage and related equipment)

Fight Club OC business and related trademarks

Including but not limited to all acquired URLs, PMMAL concept, media library, $1,000,000 Last Fighter Standing concept, all show agreements signed in 2018, all fighter contracts, constant contact database of 20,000+ emails, Fight Promoter University, all office equipment located in Fountain Valley, CA office, and all Fight Club OC equipment.

Media content including social media